EXHIBIT 10.3.2

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT, dated as of the 22nd day of  February, 2013, by and between ADDISON PARK, LTD. and THE GIBBY FAMILY LIVING TRUST, as Landlord (the “Landlord”), and ULURU, Inc., as Tenant (the “Tenant”);

W I T N E S S E T H

Recitals

A.           Reference is made to that certain Lease Agreement dated January 31, 2006, (the “Lease”) executed by and between Landlord and Tenant, covering approximately 8,923 s.f. of net rentable space in Landlord’s project located at 4452 Beltway Drive, Addison, Dallas County, Texas, known as “Addison Park Place, Building 5.”

B.           Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each of the undersigned does hereby agree as follows:

1.           Extension of Lease Term.

The current term of the Lease expires on March 31, 2013.  The parties agree that the term of the Lease is hereby renewed and extended for a period of 24 months, so that the term of the Lease shall expire on March 31, 2015.

2.           Rental Adjustment.

Tenant’s Base Rent shall be revised to $6,692.25 ($9.00/s.f./yr) per month beginning April 1, 2013 through March 31, 2014 and $6,878.15 ($9.25/s.f./yr) per month beginning April 1, 2014-March 31, 2015. All other rental provisions of the Lease shall remain the same, including Tenant’s estimated monthly operating expense payments, currently estimated at $2,345.85, subject to change per the terms of the Lease and the HVAC Filter Maintenance Expense which shall remain $90.00 per month.

3.           Effective Date.
This Amendment shall be effective upon the full execution hereof by both parties.

4.            Option to Convert from a Two Year to a Five Year Primary Lease Term.
Provided Tenant is not otherwise in default under the terms of the Lease, and provides Landlord with written notice on or before October 1, 2013 of its intention to exercise the option to convert the primary term of its lease from a two year term to a five year term. The rent for the remainder of the first year of the primary term shall be reduced to $6,320.46 per month ($8.50/s.f./yr) effective on the first day of the month following the receipt of Tenant’s notice and shall increase annually every April 1st by $0.25/s.f./yr through March 31, 2018.

5.           Condition of Premises.
Tenant is occupying the space in its “as is” condition, and any changes or modifications to the space shall be at the Tenant’s sole cost and expense. Notwithstanding the foregoing to the contrary, Landlord at Landlord’s expense shall 1) Replace the rusted out sink in the restroom and 2) Have a licensed HVAC technician make the repairs suggested in Exhibit “A” to the 5-ton roof top units.

6.           Brokerage.
Tenant and Landlord each warrant and represent to the other that no real estate broker has been involved in the negotiation of this Lease Amendment nor is owed a commission or finder’s fee in connection with this Amendment, and each agrees to indemnify and hold the other party harmless in connection with any claims for such fees which may be asserted.

7.           Binding Agreement.
Except as specifically modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and confirmed.  In the event of a conflict between the terms of this Amendment and the other terms of the Lease, the terms of this Amendment shall prevail.

This Amendment is executed as of the day and year first above written.

LANDLORD:  ADDISON PARK, LTD. /GIBBY FAMILY LIVING TRUST

By:           /s/ William J. Harkinson

Name:                       William J. Harkinson, President

Title:           Harkinson Investment Corporation, General Partner

TENANT:  ULURU, INC.

By:                      /s/ Kerry P. Gray

Name:                                Kerry P. Gray

Title:                      President & CEO